Exhibit 3.1(d)

Business Number E0618822012 - 2 Filed in the Office of Filing Number 20255160287 Secretary of State State Of Nevada Filed On 9/8/2025 8:00:00 AM Number of Pages 6

C o s : o 3 : s3 p . m . 09 - os - 2 0 2s 4 I To : NV SOS Page : 4 of 8 2025 - 09 - 06 00 : 03 : 51 GMT From : G i lbert Bradshav FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City , Nevada 89701 - 4201 (775) 684 - 5708 Website : www.nvsos.gov 4 T 5 C c 6 ( T o A Profit Corporation: Certificate of Amendment ( PuRsuANT rn NRs 78.380 & 78 . 385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Artieles (PuRsu ANT rn NRs 78.403) Officer's Statement (PuRsuANT rn NRs 80 . 03 0) Time : ---------- - (mu st not be later than 90 days after the certificate is filed) ;··· ! Date: . Effective Date and ime: (Optional) Changes to takes the follow in g effect: :......... The entity name has been amended. 1 The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ' -- The purpose of the entity has been amended . : x The authorized shares have been amended . L The directors , managers or genera l partners have been amended . - . I RS tax language has been added. � Articles have been added . l .• Art i cles have been deleted. Other . The articles have been amended as follows : (provide article numbers, if available) (attach additional page(s ) if necessary) . Information Being hanged: (Domestic orporations only) i Chief Executive Officer . Signature: Required) Sig nature of O ffice r or Author iz ed Signer T itl e x S ig nature of Officer or Author ize d S ign er T i tle * If any proposed amendment would alter or change any prefere nce or any relative or other right given to any class or ser i es of outstand i ng shares , then the amendmen t must be approved by the vote , i n addition to the affi r mative vote otherwise required , of the holders of shares represent ing a majority of the voting power of each class or ser i es affected b y the amendment rP. gard less to lim itatio ns or r estricti on s on the v oting power thereof . Please include any required or optional information in space below: (attach additional page(s) i f necessary) he Articles of Incorporation of Focus Universal Inc . are hereby amended and restated as set forth n the following pages [see attached Second Amended and Restated Articles of Incorporation dated ugust 25 , 2025] This form must be accompanied by appropriate fees. Page 2 of 2 Revised : 9 1 1 / 2023

/ os:o3 s3 p.m 09-os-202s S
To: NV SOS Page: 5 of 8 2025-09-06 00:03:51 GMT From: Gilbert Bradsha
Docusign Envelope ID: 965034E9-2DAA-4030-B668-C4A352591FOA

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FOCUS UNIVERSAL INC.
a Nevada corporation

FIRST. The name of the corporation is Focus Universal Inc. (the **"Corporation").**

SECOND. The Corporation may maintain an office, or offices, in such other places within or outside the State of Nevada as may be from time to time designated by the Board of Directors or the Bylaws of the Corporation. The Corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

THIRD. The objects for which this Corporation is formed are to engage in any lawful activity, including, but not limited to the following:

a) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.
b) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this Corporation is organized.
c) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.
d) Shall have power to sue and be sued in any court of law or equity.
e) Shall have power to make contracts.
t) Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.
g) Shall have power to appoint such officers and agents as the affairs of the Corporation shall require, and to allow them suitable compensation.
h) Shall have power to make Bylaws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.
i) Shall have power to wind up and dissolve itself, or be wound up or dissolved.
j) Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.
k) Shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or othe1wise, or

� s3 i;:;;;: - 09 - os - 202s I - 6 - I 2 To: NV SOS Page: 6 of 8 2025 - 09 - 06 00 : 03 : 51 GMT Docusign Envelope ID : 965034E9 - 2DAA - 4030 - B668 - C4A352591FOA From : Gilbert Bradsha � unsecured, for money borrowed, or in payment for propelty purchased, or acquired, or for any other lawful object . l) Shall have power to guarantee , purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all rights , powers and privileges of ownership, including the right to vote, if any . m) Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other prope 1 ty to fund . n) Shall have power to conduct business , have one or more offices , and conduct any legal activity in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries. o) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the Corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the Corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the Corporation, or any amendments thereof . p) Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes . q) Shall have power to enter into partnerships , general or limited , or joint ventures, in connection with any lawful activities, as may be allowed by law . FOURTH . Tht : total numbt : r of shart : s that tht : Corporation is authurizt : <l tu issm : i . s 30 , 000 , 000 shares of capital stock , par value $ 0 . 001 per share , with 25 , 000 , 000 shares designated as common stock, par value $ 0 . 001 per share (the "Common Stock") and 5 , 000 , 000 shares designated as blank check preferred stock, par value $ 0 . 001 per share (the "Preferred Stock") . Said shares may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors . Preferred Stock may be issued from time to time in one or more series by the Board of Directors adopting resolution(s) providing for the issuance of such shares and by filing a certificate of designation to determine and fix the number of shares of such series and such voting powers , and such other designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions to the extent permitted by law . Any shares of Preferred Stock which may be redeemed , purchased or acquired by the Corporation may be reissued except as otherwise provided by law . FIFTH . The governing board of the Corporation shall be styled as a "Board of Directors" and any member of such Board of Directors shall be known as "Directors" and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this Corporation , providing that the number of Directors shall not be reduced to fewer than one

r os : o3 : s3 p . m . 09 - os - 2 02s I 1 I 3 To: NV SOS Page : 7 of 8 2025 - 09 - 06 00 : 03 : 51 GMT Oocusign Envelope ID : 965034E9 - 2OAA - 4030 - 8668 - C4A352591F0A (1). The Board of Directors shall have five (5) members , and the name and address of the Directors sha ll be as follows: Name Desheng Wang Edward Lee Michael Pope Carine Clark Sean Warren Address 2311 East Locust Court, Ontario , California 91761 2311 East Locust Court , Ontario , California 91761 2311 East Locust Comt, Ontario, California 91761 2311 East Locust Court , Ontario, California 91761 2311 East Locust Court , Ontario, California 91761 From : Gilbert Bradsha � SIXTH. The capital stock, after the amount of the subscription price , or par value, has been aid in , shall not be subject to assessment to pay the debts of the Corporation. SEVENTH . The name and address of the registered agent of the Corporation in the State of Nevada is : Registered Agent Solutions , Inc . 187 E Warm Springs Road , Suite B Las Vegas , NV, 89119, USA EIGHTH. The Corporation is to have perpetual existence. NINTH. In furtherance and not in limitation of the powers confeJTed by the statute, the Board of Directors is expressly authorized: a) Subject to the Hylaws , if any , adopted by the Stock . holders, to make, alter or amend the Bylaws of the Corporation . b) To fix the amount to be reserved as working capital over and above its capital stock paid in ; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation . c) By resolution passed by a majority of the whole Board, to designate one (I) or more committees, each committee to consist of one or more of the Directors of the Corporation, which , to the extent provided in the resolution , or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation . Such committee, or committees , shall have such name, or names as may be stated in the Bylaws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors . d) When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders

09.06.2025 Jy7
To: NV SOS Page: 8 of 8 2025-09-06 00:03:51 GMT From: Gilbert Bradsha
Docusign Envelope ID: 965034E9-2DAA-4030-B668-C4A352591F0A

meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

TENTH. No Stockholder shall be entitled as a matter ofright to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ELEVENTH. No Director or Officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the Corporation for acts or omissions prior to such repeal or modification.

TWELFTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Amended and Restated Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

IN **WITNESS WHEREOF,** the undersigned has caused this second Amended and Restated Articles of Incorporation to be executed by a duly authorized officer on this 25th day of August 2025.

DocuSigned by:
Desheng Wang
C8FBF8A5A762459...

Desheng Wang, Chief Executive Officer

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